Exhibit 99.1

FOR IMMEDIATE RELEASE

Cardinal Health Reports Third Quarter Fiscal Year 2023 Results

and Raises Fiscal Year 2023 Non-GAAP EPS Guidance

•	Revenue increased 13% to $50.5 billion

•	GAAP[1] operating earnings were $572 million; GAAP diluted EPS was $1.34

•	Non-GAAP operating earnings increased 11% to $606 million; non-GAAP diluted EPS increased 20% to $1.74

•	Fiscal year 2023 non-GAAP EPS guidance raised and narrowed to $5.60 to $5.80, from $5.20 to $5.50

•	Fiscal year 2023 adjusted free cash flow guidance raised and narrowed to $2.0 to $2.3 billion, from $1.5 to $2.0 billion

DUBLIN, Ohio, May 4, 2023 – Cardinal Health (NYSE: CAH) today reported third quarter fiscal year 2023 revenues of $50.5 billion, an increase of 13% from the third quarter of fiscal year 2022. Third quarter GAAP operating earnings were $572 million and GAAP diluted earnings per share (EPS) were $1.34. Third quarter non-GAAP operating earnings increased 11% to $606 million due to a significant increase in Pharmaceutical segment profit, partially offset by a decline in Medical segment profit. Non-GAAP diluted EPS increased 20% to $1.74, reflecting the improvement in non-GAAP operating earnings, a lower share count and lower interest expense, partially offset by a higher non-GAAP effective tax rate.

“Our third quarter results were led by continued momentum and growth in the Pharmaceutical segment,” said Jason Hollar, CEO of Cardinal Health. “With the strong overall performance in the quarter, we are pleased to raise our full year non-GAAP EPS guidance by $0.35 at the midpoint. In Medical, we continue to see improvement in underlying performance and remain confident in our Medical Improvement Plan initiatives. Across the enterprise, we continue to operate with urgency to drive our businesses forward and create value for our shareholders.”

Q3 FY23 summary

	Q3 FY23	Q3 FY22	Y/Y
Revenue	$50.5 billion	$44.8 billion	13%
Operating earnings/(loss)	$572 million	$(97) million	N.M.
Non-GAAP operating earnings	$606 million	$545 million	11%
Net earnings/(loss) attributable to Cardinal Health, Inc.	$345 million	$(1,391) million	N.M.
Non-GAAP net earnings attributable to Cardinal Health, Inc.	$447 million	$402 million	11%
Effective Tax Rate[2]	36.3%	(916.5)%
Non-GAAP Effective Tax Rate	22.4%	20.1%
Diluted EPS attributable to Cardinal Health, Inc.	$1.34	$(5.05)	N.M.
Non-GAAP diluted EPS attributable to Cardinal Health, Inc.	$1.74	$1.45	20%

Cardinal Health

Segment results

Pharmaceutical segment

	Q3 FY23	Q3 FY22	Y/Y
Revenue	$46.8 billion	$41.0 billion	14%
Segment profit	$600 million	$487 million	23%

Third-quarter revenue for the Pharmaceutical segment increased 14% to $46.8 billion, driven by brand and specialty pharmaceutical sales growth from existing customers.

Pharmaceutical segment profit increased 23% to $600 million in the third quarter, driven by positive generics program performance and a higher contribution from brand and specialty products.

Medical segment

	Q3 FY23	Q3 FY22	Y/Y
Revenue	$3.7 billion	$3.9 billion	(5)%
Segment profit	$20 million	$59 million	(66)%

Third-quarter revenue for the Medical segment decreased 5% to $3.7 billion, driven by lower Products and Distribution sales, primarily due to PPE volumes and pricing.

Medical segment profit decreased 66% to $20 million in the third quarter, primarily due to lower Products and Distribution volumes and unfavorable sales mix. Additionally, these results reflect both net unfavorable non-recurring adjustments, including simplification actions, and an improvement in PPE margins.

Fiscal year 2023 outlook1

The company raised and narrowed its fiscal year 2023 guidance range for non-GAAP diluted earnings per share attributable to Cardinal Health, Inc. to $5.60 to $5.80, from $5.20 to $5.50.

This guidance includes an update to fiscal year 2023 Pharmaceutical segment profit outlook to 10.5% to 12% growth, from 4% to 6.5% growth and Medical segment profit outlook to a decline of approximately 50%, from flat to a decline of 20%.

Additionally, the company now expects interest and other in the range of $95 to $105 million, a non-GAAP effective tax rate of 22% to 23%, diluted weighted average shares outstanding of 262 to 263 million, capital expenditures of ~$450 million and adjusted free cash flow of $2.0 to $2.3 billion.

The company does not provide forward-looking guidance on a GAAP basis as certain financial information, the probable significance of which cannot be determined, is not available and cannot be reasonably estimated. See “Use of Non-GAAP Measures” following the attached schedules for additional explanation.

Cardinal Health

Investor Day

The company plans to host an Investor Day at 9:00 a.m. Eastern Standard Time on June 8 in New York City to detail its growth strategies and provide updates on its long-term outlook, capital allocation framework and the ongoing business and portfolio review. The event will be live-webcast and archived on Cardinal Health’s Investor Relations website.

Business Review Committee and Cooperation Agreement update

Cardinal Health’s management and Board of Directors, with support from the Business Review Committee, continue to work through the comprehensive review of the company’s strategy, portfolio, capital allocation framework, and operations. Given the importance of the work in maximizing Cardinal Health’s potential for the benefit of all stakeholders, the Board has extended the term of the Business Review Committee for an additional year through July 15, 2024. In connection with this extension, Cardinal Health has also extended the term of the company’s Cooperation Agreement with Elliott Investment Management L.P. (“Elliott”) until the later of July 15, 2024 or until Elliott’s representative ceases to serve on, or resigns from, the company’s Board of Directors.

Recent highlights

•

Cardinal Health initiated and completed a $250 million dollar accelerated share repurchase program in the third quarter, resulting in a total of $1.5 billion year-to-date share repurchases in fiscal year 2023.

•

Cardinal Health announced the opening of two new distribution centers in Central Ohio. Both facilities support the company’s Medical segment, focusing on its U.S. Medical Products and Distribution and at-Home Solutions businesses.

•	Cardinal Health announced its collaboration with Signify Health to offer in-home clinical and medication management services through its Outcomes™ business.

•	Cardinal Health was selected by Autolus to provide core distribution capabilities required for U.S. commercialization of CAR T-cell therapies.

•

Cardinal Health recently introduced the Kangaroo OMNI™ Enteral Feeding platform, which is designed to accurately deliver thick formula and meet enteral feeding needs, from the hospital to home and infancy to end of life. OMNI™ is expected to launch in the United States and Canada in early fiscal year 2024.

Webcast

Cardinal Health will host a webcast today at 8:30 a.m. Eastern Standard Time to discuss third-quarter results. To access the webcast and corresponding slide presentation, go to the Investor Relations page at ir.cardinalhealth.com. No access code is required.

Presentation slides and a webcast replay will be available on the Investor Relations page for 12 months.

About Cardinal Health

Cardinal Health is a distributor of pharmaceuticals, a global manufacturer and distributor of medical and laboratory products, and a provider of performance and data solutions for health care facilities. With more than 50 years in business, operations in more than 30 countries and approximately 46,500 employees globally, Cardinal Health is essential to care. Information about Cardinal Health is available at cardinalhealth.com.

Contacts

Media: Erich Timmerman, erich.timmerman@cardinalhealth.com and 614.757.8231

Investors: Kevin Moran, kevin.moran@cardinalhealth.com and 614.757.7942

Cardinal Health

[1]

GAAP refers to U.S. generally accepted accounting principles. This news release includes GAAP financial measures as well as non-GAAP financial measures, which are financial measures not calculated in accordance with GAAP. See “Use of Non-GAAP Measures” following the attached schedules for definitions of the non-GAAP financial measures presented in this news release and see the attached schedules for reconciliations of the differences between the non-GAAP financial measures and their most directly comparable GAAP financial measures.

[2]

During the third quarters of fiscal 2023 and 2022, GAAP effective tax rates were 36.3% and (916.5%), respectively, and included the impact of year-to-date non-cash, pre-tax goodwill impairments of $863 million and $1.8 billion, respectively, in the Medical segment. These impairments increased the estimated annual effective tax rate in fiscal 2023 and significantly decreased the annual effective tax in fiscal 2022. Applying the tax rate to the year-to-date income/loss resulted in recognizing an interim tax expense in the third quarter of fiscal year 2023 and 2022 of approximately $74 million and $1.2 billion, respectively.

Cardinal Health uses its website as a channel of distribution for material company information. Important information, including news releases, financial information, earnings and analyst presentations, and information about upcoming presentations and events is routinely posted and accessible on the Investor Relations page at ir.cardinalhealth.com. In addition, the website allows investors and other interested persons to sign up automatically to receive email alerts when the company posts news releases, SEC filings and certain other information on its website.

Cardinal Health

Cautions Concerning Forward-Looking Statements

This release contains forward-looking statements addressing expectations, prospects, estimates and other matters that are dependent upon future events or developments. These statements may be identified by words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “will,” “should,” “could,” “would,” “project,” “continue,” “likely,” and similar expressions, and include statements reflecting future results or guidance, statements of outlook and various accruals and estimates. These matters are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. These risks and uncertainties include risks arising from ongoing inflationary pressures and supply chain constraints, including the risk that our plans to mitigate such effects may not be as successful as we anticipate; the possibility that our Medical unit goodwill could be further impaired due to increases in global interest rates, possible unfavorable changes in the U.S. statutory tax rate or additional changes to our long-term financial plan; competitive pressures in Cardinal Health’s various lines of business; the performance of our generics program, including the amount or rate of generic deflation and our ability to offset generic deflation and maintain other financial and strategic benefits through our generic sourcing venture or other components of our generics programs; ongoing risks associated with the distribution of opioids, including the financial impact associated with the settlements with governmental authorities, the risk that challenges to our plans to take tax deductions for opioid-related losses could adversely impact our financial results; risks arising from the Department of Justice investigation which we believe concerns our anti-diversion program and risks associated with the injunctive relief requirements under the national settlement, including the risk that we may incur higher costs or operational challenges in the implementation and maintenance of the required changes; risks associated with the manufacture and sourcing of certain products, including risks related to our ability and the ability of third-party manufacturers to import or export certain products or component parts and to comply with applicable regulations; our ability to manage uncertainties associated with the pricing of branded pharmaceuticals; and risks associated with our cost savings initiatives or other business process initiatives, such as the Medical Improvement Plan, including the possibility that they could fail to achieve the intended results. Cardinal Health is subject to additional risks and uncertainties described in Cardinal Health’s Form 10-K, Form 10-Q and Form 8-K reports and exhibits to those reports. This release reflects management’s views as of May 4, 2023. Except to the extent required by applicable law, Cardinal Health undertakes no obligation to update or revise any forward-looking statement. Forward-looking statements are aspirational and not guarantees or promises that goals, targets or projections will be met, and no assurance can be given that any commitment, expectation, initiative or plan in this report can or will be achieved or completed. Cardinal Health provides definitions and reconciliations of non-GAAP financial measures and their most directly comparable GAAP financial measures at ir.cardinalhealth.com.

Schedule 1

Cardinal Health, Inc. and Subsidiaries

Condensed Consolidated Statements of Earnings/(Loss) (Unaudited)

	Third Quarter			Year-to-Date
(in millions, except per common share amounts)	2023	2022	% Change	2023	2022	% Change
Revenue	$50,487	$44,836	13%	$151,559	$134,261	13%
Cost of products sold	48,702	43,154	13%	146,497	129,321	13%

Gross margin	1,785	1,682	6%	5,062	4,940	2%
Operating expenses:
Distribution, selling, general and administrative expenses	1,179	1,137	4%	3,567	3,402	5%
Restructuring and employee severance	16	31		62	56
Amortization and other acquisition-related costs	74	79		216	237
Impairments and (gain)/loss on disposal of assets, net [1]	20	471		883	1,764
Litigation (recoveries)/charges, net	(76)	61		(256)	113

Operating earnings/(loss)	572	(97)	N.M.	590	(632)	N.M.
Other (income)/expense, net	—	3		(5)	(14)
Interest expense, net	28	38	(26)%	78	115	(32)%
Loss on early extinguishment of debt	—	—		—	10
Gain on sale of equity interest in naviHealth	—	(1)		—	(2)

Earnings/(loss) before income taxes	544	(137)	N.M.	517	(741)	N.M.
Provision for income taxes [2]	197	1,253	N.M.	189	328	N.M.

Net earnings/(loss)	347	(1,390)	N.M.	328	(1,069)	N.M.
Less: Net earnings attributable to noncontrolling interests	(2)	(1)		(3)	(2)

Net earnings/(loss) attributable to Cardinal Health, Inc.	$345	$(1,391)	N.M.	$325	$(1,071)	N.M.

Earnings/(Loss) per common share attributable to Cardinal Health, Inc.:
Basic	$1.35	$(5.05)	N.M.	$1.24	$(3.82)	N.M.
Diluted	1.34	(5.05)	N.M.	1.23	(3.82)	N.M.
Weighted-average number of common shares outstanding:
Basic	256	275		263	281
Diluted	258	275		264	281

[1]

Impairments and (gain)/loss on disposal of assets, net included pre-tax goodwill impairment charges related to the Medical segment of $863 million recorded during the nine months ended March 31, 2023. During the three and nine months ended March 31, 2022, impairments and (gain)/loss on disposal of assets, net included pre-tax impairment charges of $474 million and $1.8 billion related to the Medical segment, respectively.

[2]

For fiscal 2023, the estimated net tax benefit related to the impairments is $68 million and is included in the annual effective tax rate. As a result, the amount of tax expense recognized increased approximately by an incremental $74 million during the three months ended March 31, 2023. The incremental interim tax benefit recognized during the nine months ended March 31, 2023 was $66 million and will reverse in the fourth quarter of the fiscal year. For fiscal 2022, the estimated net tax benefit related to the impairment was $126 million and was included in the annual effective tax rate. As a result, the amount of tax expense recognized during the three and nine months ended March 31, 2022 increased approximately by an incremental $1.2 billion and $180 million, respectively, and lowered the provision for income taxes during the fourth quarter of fiscal 2022 by approximately $180 million.

Schedule 2

Cardinal Health, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

	March 31, 2023	June 30, 2022
(in millions)	(Unaudited)
Assets
Current assets:
Cash and equivalents	$3,990	$4,717
Trade receivables, net	10,992	10,561
Inventories, net	16,620	15,636
Prepaid expenses and other	1,895	2,021

Total current assets	33,497	32,935
Property and equipment, net	2,362	2,361
Goodwill and other intangibles, net	6,567	7,629
Other assets	951	953

Total assets	$43,377	$43,878

Liabilities and Shareholders’ Deficit
Current liabilities:
Accounts payable	$29,601	$27,128
Current portion of long-term obligations and other short-term borrowings	26	580
Other accrued liabilities	2,876	2,842

Total current liabilities	32,503	30,550
Long-term obligations, less current portion	4,708	4,735
Deferred income taxes and other liabilities	8,384	9,299
Total shareholders’ deficit	(2,218)	(706)

Total liabilities and shareholders’ deficit	$43,377	$43,878

Schedule 3

Cardinal Health, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Third Quarter		Year-to-Date
(in millions)	2023	2022	2023	2022
Cash flows from operating activities:
Net earnings/(loss)	$347	$(1,390)	$328	$(1,069)
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	175	181	516	513
Impairments and (gain)/loss on disposal of assets, net	20	471	883	1,764
Impairments and loss on sale of other investments	—	3	—	3
(Gain)/loss on sale of equity interest in naviHealth	—	(1)	—	(2)
Loss on early extinguishment of debt	—	—	—	10
Share-based compensation	21	23	69	65
Provision for bad debts	20	21	79	46
Change in operating assets and liabilities, net of effects from acquisitions and divestitures:
(Increase)/decrease in trade receivables	409	(864)	(510)	(1,193)
(Increase)/decrease in inventories	631	(561)	(1,012)	(922)
Increase/(decrease) in accounts payable	(481)	62	2,473	1,121
Other accrued liabilities and operating items, net	219	1,636	(845)	(206)

Net cash provided by/(used in) operating activities	1,361	(419)	1,981	130
Cash flows from investing activities:
Proceeds from divestitures, net of cash sold	—	(4)	—	923
Acquisition of subsidiaries, net of cash acquired	(10)	—	(10)	—
Additions to property and equipment	(109)	(82)	(264)	(223)
Proceeds from disposal of property and equipment	—	—	2	11
Purchases of investments	(1)	(34)	(6)	(38)
Proceeds from sale of investments	—	5	1	27
Proceeds from net investment hedge terminations	29	71	29	71

Net cash provided by/(used in) investing activities	(91)	(44)	(248)	771
Cash flows from financing activities:
Reduction of long-term obligations	(558)	(5)	(571)	(597)
Net tax proceeds/(withholdings) from share-based compensation	2	1	11	(26)
Dividends on common shares	(128)	(136)	(399)	(425)
Purchase of treasury shares	(250)	(200)	(1,500)	(1,000)

Net cash used in financing activities	(934)	(340)	(2,459)	(2,048)
Effect of exchange rates changes on cash and equivalents	—	(2)	(1)	(13)
Cash reclassified from assets held for sale	—	—	—	109
Net increase/(decrease) in cash and equivalents	336	(805)	(727)	(1,051)
Cash and equivalents at beginning of period	3,654	3,161	4,717	3,407

Cash and equivalents at end of period	$3,990	$2,356	$3,990	$2,356

Schedule 4

Cardinal Health, Inc. and Subsidiaries

Segment Information

Third Quarter

(in millions)	2023	2022
Pharmaceutical
Revenue
Amount	$46,809	$40,957
Growth rate	14%	17%
Segment profit
Amount	$600	$487
Growth rate	23%	(5)%
Segment profit margin	1.28%	1.19%

(in millions)	2023	2022
Medical
Revenue
Amount	$3,684	$3,884
Growth rate	(5)%	(7)%
Segment profit
Amount	$20	$59
Growth rate	(66)%	(66)%
Segment profit margin	0.54%	1.52%

Year-to-Date

(in millions)	2023	2022
Pharmaceutical
Revenue
Amount	$140,310	$122,154
Growth rate	15%	14%
Segment profit
Amount	$1,495	$1,319
Growth rate	13%	(1)%
Segment profit margin	1.07%	1.08%

(in millions)	2023	2022
Medical
Revenue
Amount	$11,259	$12,118
Growth rate	(7)%	(3)%
Segment profit
Amount	$29	$232
Growth rate	(88)%	(64)%
Segment profit margin	0.26%	1.91%

The sum of the components and certain computations may reflect rounding adjustments.

Schedule 5

Cardinal Health, Inc. and Subsidiaries

GAAP / Non-GAAP Reconciliation1

							Earnings/
		Gross				Operating	(Loss)			Net			Diluted
		Margin		SG&A2	Operating	Earnings	Before	Provision for	Net	Earnings[3]	Effective		EPS [3]
(in millions, except per common share	Gross Margin	Growth Rate	SG&A [2]	Growth Rate	Earnings/ (Loss)	Growth Rate	Income Taxes	Income Taxes	Earnings/ (Loss) [3]	Growth Rate	Tax Rate	Diluted EPS [3,4]	Growth Rate

amounts)	Third Quarter 2023
GAAP	$1,785	6%	$1,179	4%	$572	N.M.	$544	$197	$345	N.M.	36.3%	$1.34	N.M.

Restructuring and employee severance	—		—		16		16	4	12			0.05
Amortization and other acquisition-related costs	—		—		74		74	19	55			0.21
Impairments and (gain)/loss on disposal of assets, net [5]	—		—		20		20	(69)	89			0.35
Litigation (recoveries)/charges, net	—		—		(76)		(76)	(22)	(54)			(0.21)

Non-GAAP	$1,785	6%	$1,179	4%	$606	11%	$578	$129	$447	11%	22.4%	$1.74	20%

	Third Quarter 2022
GAAP	$1,682	(7)%	$1,137	2%	$(97)	N.M.	$(137)	$1,253	$(1,391)	N.M.	(916.5)%	$(5.05)	N.M.

Restructuring and employee severance	—		—		31		31	8	23			0.08
Amortization and other acquisition-related costs	—		—		79		79	20	59			0.21
Impairments and (gain)/loss on disposal of assets, net [5]	—		—		471		471	(1,189)	1,660			6.03
Litigation (recoveries)/charges, net [6]	—		—		61		61	10	51			0.18
(Gain)/Loss on sale of equity interest in naviHealth	—		—		—		(1)	—	(1)			—

Non-GAAP	$1,683	(7)%	$1,138	2%	$545	(21)%	$504	$101	$402	(11)%	20.1%	$1.45	(5)%

[1]	For more information on these measures, refer to the Use of Non-GAAP Measures and Definitions schedules.
[2]	Distribution, selling, general and administrative expenses.
[3]	Attributable to Cardinal Health, Inc.
[4]

For the three months ended March 31, 2022, GAAP diluted EPS and the EPS impact from the GAAP to non-GAAP per share reconciling items are calculated using a weighted average of 275 million common shares, which excludes potentially dilutive securities from the denominator due to their anti-dilutive effects resulting from our GAAP net loss for the periods. For the three months ended March 31, 2022, non-GAAP diluted EPS is calculated using a weighted average of 277 million common shares, which includes potentially dilutive shares.

[5]

Impairments and (gain)/loss on disposal of assets, net included pre-tax goodwill impairment charges related to the Medical segment of $863 million recorded during the nine months ended March 31, 2023. For fiscal 2023, the estimated net tax benefit related to the impairments is $68 million and is included in the annual effective tax rate. As a result, the amount of tax expense recognized increased approximately by an incremental $74 million during the three months ended March 31, 2023.

During the three months ended March 31, 2022, impairments and (gain)/loss on disposal of assets, net included pre-tax impairment charges of $474 million. For fiscal 2022, the estimated net tax benefit related to the impairment was $126 million and was included in the annual effective tax rate. As a result, the amount of tax expense recognized during the three months ended March 31, 2022 increased approximately by an incremental $1.2 billion, and lowered the provision for income taxes during the fourth quarter of fiscal 2022 by approximately $180 million.

[6]

Litigation (recoveries)charges, net includes a one-time contingent attorney fee of $18 million recorded during the three months ended March 31, 2022 related to the finalization of the settlement agreement (the “Settlement Agreement”) resulting in the settlement of the vast majority of opioid lawsuits filed by state and local governmental entities. Due to the unique nature and significance of the Settlement Agreement, and the one-time, contingent nature of the fee, this related fee was included in litigation (recoveries)/charges, net.

The sum of the components and certain computations may reflect rounding adjustments.

We generally apply varying tax rates depending on the item’s nature and tax jurisdiction where it is incurred.

Schedule 5

Cardinal Health, Inc. and Subsidiaries

GAAP / Non-GAAP Reconciliation1

							Earnings/
		Gross				Operating	(Loss)			Net			Diluted
		Margin		SG&A [2]	Operating	Earnings	Before	Provision for	Net	Earnings[3]	Effective		EPS [3]
(in millions, except	Gross	Growth		Growth	Earnings/	Growth	Income	Income	Earnings/	Growth	Tax	Diluted	Growth
per common share	Margin	Rate	SG&A [2]	Rate	(Loss)	Rate	Taxes	Taxes	(Loss) [3]	Rate	Rate	EPS [3,4]	Rate

amounts)	Year-to-Date 2023
GAAP	$5,062	2%	$3,567	5%	$590	N.M.	$517	$189	$325	N.M.	36.7%	$1.23	N.M.

State opioid assessment related to prior fiscal years	—		6		(6)		(6)	(2)	(4)			0.02
Shareholder cooperation agreement costs	—		(8)		8		8	2	6			(0.02)
Restructuring and employee severance	—		—		62		62	14	48			0.18
Amortization and other acquisition-related costs	—		—		216		216	56	160			0.61
Impairments and (gain)/loss on disposal of assets, net [5]	—		—		883		883	138	745			2.82
Litigation (recoveries)/charges, net	—		—		(256)		(256)	(98)	(158)			(0.60)

Non-GAAP	$5,062	2%	$3,565	5%	$1,497	(3)%	$1,424	$299	$1,122	(1)%	21.0%	$4.24	6%

	Year-to-Date 2022
GAAP	$4,940	(7)%	$3,402	—%	$(632)	N.M.	$(741)	$328	$(1,071)	N.M.	(44.4)%	$(3.82)	N.M.

Surgical gown recall costs/(income)	1		—		1		1	—	1			—
Restructuring and employee severance	—		—		56		56	14	42			0.15
Amortization and other acquisition-related costs	—		—		237		237	61	176			0.63
Impairments and (gain)/loss on disposal of assets, net [5]	—		—		1,764		1,764	(119)	1,883			6.71
Litigation (recoveries)/charges, net [6,7]	—		—		113		113	19	94			0.33
Loss on early extinguishment of debt	—		—		—		10	3	7			0.03
(Gain)/Loss on sale of equity interest in naviHealth	—		—		—		(2)	—	(2)			—

Non-GAAP	$4,942	(7)%	$3,402	1%	$1,540	(20)%	$1,438	$306	$1,131	(20)%	21.3%	$4.01	(16)%

[1]	For more information on these measures, refer to the Use of Non-GAAP Measures and Definitions schedules.
[2]	Distribution, selling, general and administrative expenses.
[3]	Attributable to Cardinal Health, Inc.
[4]

For the nine months ended March 31, 2022, GAAP diluted EPS and the EPS impact from the GAAP to non-GAAP per share reconciling items are calculated using a weighted average of 281 million common shares, which excludes potentially dilutive securities from the denominator due to their anti-dilutive effects resulting from our GAAP net loss for the periods. For the nine months ended March 31, 2022, non-GAAP diluted EPS is calculated using a weighted average of 282 million common shares, which includes potentially dilutive shares.

[5]

Impairments and (gain)/loss on disposal of assets, net included pre-tax goodwill impairment charges related to the Medical segment of $863 million recorded during the nine months ended March 31, 2023. For fiscal 2023, the estimated net tax benefit related to the impairments is $68 million and is included in the annual effective tax rate. As a result, the incremental interim tax benefit recognized during the nine months ended March 31, 2023 was $66 million and will reverse in the fourth quarter of the fiscal year.

During the nine months ended March 31, 2022, impairments and (gain)/loss on disposal of assets, net included a pre-tax impairment charge of $1.8 billion related to the Medical segment. For fiscal 2022, the estimated net tax benefit related to the impairment was $126 million and was included in the annual effective tax rate. As a result, the amount of tax expense recognized during the nine months ended March 31, 2022 increased approximately by an incremental $180 million, and lowered the provision for income taxes during the fourth quarter of fiscal 2022 by approximately $180 million.

[6]

Litigation (recoveries)charges, net includes a one-time contingent attorney fee of $18 million recorded during the nine months ended March 31, 2022 related to the finalization of the Settlement Agreement resulting in the settlement of the vast majority of opioid lawsuits filed by state and local governmental entities. Due to the unique nature and significance of the Settlement Agreement, and the one-time, contingent nature of the fee, this related fee was included in litigation (recoveries)/charges, net.

[7]

Litigation (recoveries)/charges, net for the nine months ended March 31, 2022 does not include a $16 million judgement for lost profits related to an ordinary course intellectual property claim, which positively impacted Pharmaceutical segment profit.

The sum of the components and certain computations may reflect rounding adjustments.

We generally apply varying tax rates depending on the item’s nature and tax jurisdiction where it is incurred.

Schedule 6

Cardinal Health, Inc. and Subsidiaries

GAAP / Non-GAAP Reconciliation - GAAP Cash Flow to Non-GAAP Adjusted Free Cash Flow

	Third Quarter	Year-to-Date
(in millions)	2023	2023
GAAP - Cash Flow Categories
Net cash provided by operating activities	$1,361	$1,981
Net cash used in investing activities	(91)	(248)
Net cash used in financing activities	(934)	(2,459)
Effect of exchange rates changes on cash and equivalents	—	(1)

Net increase/(decrease) in cash and equivalents	$336	$(727)

Non-GAAP Adjusted Free Cash Flow
Net cash provided by operating activities	$1,361	$1,981
Additions to property and equipment	(109)	(264)
Payments related to matters included in litigation (recoveries)/charges, net	57	373

Non-GAAP Adjusted Free Cash Flow	$1,309	$2,090

For more information on these measures, refer to the Use of Non-GAAP Measures and Definitions schedules.

Cardinal Health, Inc. and Subsidiaries

Use of Non-GAAP Measures

This earnings release contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”).

In addition to analyzing our business based on financial information prepared in accordance with GAAP, we use these non-GAAP financial measures internally to evaluate our performance, engage in financial and operational planning, and determine incentive compensation because we believe that these measures provide additional perspective on and, in some circumstances are more closely correlated to, the performance of our underlying, ongoing business. We provide these non-GAAP financial measures to investors as supplemental metrics to assist readers in assessing the effects of items and events on our financial and operating results on a year-over-year basis and in comparing our performance to that of our competitors. However, the non-GAAP financial measures that we use may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. The non-GAAP financial measures disclosed by us should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements set forth below should be carefully evaluated.

Exclusions from Non-GAAP Financial Measures

Management believes it is useful to exclude the following items from the non-GAAP measures presented in this report for its own and for investors’ assessment of the business for the reasons identified below:

•

LIFO charges and credits are excluded because the factors that drive last-in first-out (“LIFO”) inventory charges or credits, such as pharmaceutical manufacturer price appreciation or deflation and year-end inventory levels (which can be meaningfully influenced by customer buying behavior immediately preceding our fiscal year-end), are largely out of our control and cannot be accurately predicted. The exclusion of LIFO charges and credits from non-GAAP metrics facilitates comparison of our current financial results to our historical financial results and to our peer group companies’ financial results. We did not recognize any LIFO charges or credits during the periods presented.

•

Surgical gown recall costs or income includes inventory write-offs and certain remediation and supply disruption costs, net of related insurance recoveries, arising from the January 2020 recall of select Association for the Advancement of Medical Instrumentation (“AAMI”) Level 3 surgical gowns and voluntary field actions (a recall of some packs and a corrective action allowing overlabeling of other packs) for Presource Procedure Packs containing affected gowns. Income from surgical gown recall costs represents insurance recoveries of these certain costs. We have excluded these costs from our non-GAAP metrics to allow investors to better understand the underlying operating results of the business and to facilitate comparison of our current financial results to our historical financial results and to our peer group companies’ financial results.

•

State opioid assessments related to prior fiscal years is the portion of state assessments for prescription opioid medications that were sold or distributed in periods prior to the period in which the expense is incurred. This portion is excluded from non-GAAP financial measures because it is retrospectively applied to sales in prior fiscal years and inclusion would obscure analysis of the current fiscal year results of our underlying, ongoing business. Additionally, while states’ laws may require us to make payments on an ongoing basis, the portion of the assessment related to sales in prior periods are contemplated to be one-time, nonrecurring items. Income from state opioid assessments related to prior fiscal years represents reversals of accruals due to changes in estimates or when the underlying assessments were invalidated by a Court or reimbursed by manufacturers.

•

Shareholder cooperation agreement costs includes costs such as legal, consulting and other expenses incurred in relation to the agreement (the “Cooperation Agreement”) entered into among Elliott Associates, L.P., Elliott International, L.P. (together, “Elliott”) and Cardinal Health, including costs incurred to negotiate and finalize the Cooperation Agreement and costs incurred by the new Business Review Committee of the Board of Directors, which was formed under this Cooperation Agreement. We have excluded these costs from our non-GAAP metrics because they do not occur in or reflect the ordinary course of our ongoing business operations and may obscure analysis of trends and financial performance.

•	Restructuring and employee severance costs are excluded because they are not part of the ongoing operations of our underlying business.

•

Amortization and other acquisition-related costs, which include transaction costs, integration costs, and changes in the fair value of contingent consideration obligations, are excluded because they are not part of the ongoing operations of our underlying business and to facilitate comparison of our current financial results to our historical financial results and to our peer group companies’ financial results. Additionally, costs for amortization of acquisition-related intangible assets are non-cash amounts, which are variable in amount and frequency and are significantly impacted by the timing and size of acquisitions, so their exclusion facilitates comparison of historical, current and forecasted financial results. We also exclude other acquisition-related costs, which are directly related to an acquisition but do not meet the criteria to be recognized on the acquired entity’s initial balance sheet as part of the purchase price allocation. These costs are also significantly impacted by the timing, complexity and size of acquisitions.

•

Impairments and gain or loss on disposal of assets, net are excluded because they do not occur in or reflect the ordinary course of our ongoing business operations and are inherently unpredictable in timing and amount, and in the case of impairments, are non-cash amounts, so their exclusion facilitates comparison of historical, current and forecasted financial results.

•

Litigation recoveries or charges, net are excluded because they often relate to events that may have occurred in prior or multiple periods, do not occur in or reflect the ordinary course of our business and are inherently unpredictable in timing and amount. During fiscal 2022, we incurred a one-time contingent attorneys’ fee of $18 million related to the finalization of the settlement agreement (the “Settlement Agreement”) resulting in the settlement of the vast majority of opioid lawsuits filed by state and local governmental entities. Due to the unique nature and significance of the Settlement Agreement, and the one-time, contingent nature of the fee, this fee was included in litigation recoveries or charges, net. Additionally, during fiscal 2022 our Pharmaceutical segment profit was positively impacted by a $16 million judgment for lost profits. This judgment was the result of an ordinary course intellectual property rights claim and, therefore, is not adjusted in calculating the litigation recoveries or charges, net adjustment. During fiscal 2021, we incurred a tax benefit related to a carryback of a net operating loss. Some pre-tax amounts, which contributed to this loss, relate to litigation charges. As a result, we allocated substantially all of the tax benefit to litigation charges.

•

Loss on early extinguishment of debt is excluded because it does not typically occur in the normal course of business and may obscure analysis of trends and financial performance. Additionally, the amount and frequency of this type of charge is not consistent and is significantly impacted by the timing and size of debt extinguishment transactions.

•

(Gain)/Loss on sale of equity interest in naviHealth was incurred in connection with the sale of our remaining equity interest in naviHealth in fiscal 2020. The equity interest was retained in connection with the initial sale of our majority interest in naviHealth during fiscal 2019. We exclude this significant gain because gains or losses on investments of this magnitude do not typically occur in the normal course of business and are similar in nature to a gain or loss from a divestiture of a majority interest, which we exclude from non-GAAP results. The gain on the initial sale of our majority interest in naviHealth in fiscal 2019 was also excluded from our non-GAAP measures.

The tax effect for each of the items listed above is determined using the tax rate and other tax attributes applicable to the item and the jurisdiction(s) in which the item is recorded. The gross, tax and net impact of each item are presented with our GAAP to non-GAAP reconciliations.

Non-GAAP adjusted free cash flow: We provide this non-GAAP financial measure as a supplemental metric to assist readers in assessing the effects of items and events on our cash flow on a year-over-year basis and in comparing our performance to that of our peer group companies. In calculating this non-GAAP metric, certain items are excluded from net cash provided by operating activities because they relate to significant and unusual or non-recurring events and are inherently unpredictable in timing and amount. We believe adjusted free cash flow is important to management and useful to investors as a supplemental measure as it indicates the cash flow available for working capital needs, debt repayments, dividend payments, share repurchases, strategic acquisitions, or other strategic uses of cash. A reconciliation of our GAAP financial results to Non-GAAP adjusted free cash flow is provided in Schedule 6 of the financial statement tables included with this release.

Forward Looking Non-GAAP Measures

In this document, the Company presents certain forward-looking non-GAAP metrics. The Company does not provide outlook on a GAAP basis because the items that the Company excludes from GAAP to calculate the comparable non-GAAP measure can be dependent on future events that are less capable of being controlled or reliably predicted by management and are not part of the Company’s routine operating activities. Additionally, management does not forecast many of the excluded items for internal use and therefore cannot create or rely on outlook done on a GAAP basis.

The occurrence, timing and amount of any of the items excluded from GAAP to calculate non-GAAP could significantly impact the Company’s fiscal 2023 GAAP results. Over the past five fiscal years, the excluded items have impacted the Company’s EPS from $0.75 to $18.06, which includes a $17.54 charge related to the opioid litigation we recognized in fiscal 2020.

Definitions

Growth rate calculation: growth rates in this report are determined by dividing the difference between current-period results and prior-period results by prior-period results.

Interest and Other, net: other (income)/expense, net plus interest expense, net.

Segment Profit: segment revenue minus (segment cost of products sold and segment distribution, selling, general and administrative expenses).

Segment Profit margin: segment profit divided by segment revenue.

Non-GAAP gross margin: gross margin, excluding LIFO charges/(credits) and surgical gown recall costs/(income).

Non-GAAP distribution, selling, general and administrative expenses or Non-GAAP SG&A: distribution, selling, general and administrative expenses, excluding surgical gown recall costs/(income), state opioid assessment related to prior fiscal years and shareholder cooperation agreement costs.

Non-GAAP operating earnings: operating earnings/(loss) excluding (1) LIFO charges/(credits), (2) surgical gown recall costs/(income), (3) state opioid assessment related to prior fiscal years, (4) shareholder cooperation agreement costs, (5) restructuring and employee severance, (6) amortization and other acquisition-related costs, (7) impairments and (gain)/loss on disposal of assets, net and (8) litigation (recoveries)/charges, net.

Non-GAAP earnings before income taxes: earnings/(loss) before income taxes excluding (1) LIFO charges/(credits), (2) surgical gown recall costs/(income), (3) state opioid assessment related to prior fiscal years, (4) shareholder cooperation agreement costs, (5) restructuring and employee severance, (6) amortization and other acquisition-related costs, (7) impairments and (gain)/loss on disposal of assets, net, (8) litigation (recoveries)/charges, net, (9) loss on early extinguishment of debt and (10) (gain)/loss on sale of equity interest in naviHealth.

Non-GAAP net earnings attributable to Cardinal Health, Inc.: net earnings/(loss) attributable to Cardinal Health, Inc. excluding (1) LIFO charges/(credits), (2) surgical gown recall costs/(income), (3) state opioid assessment related to prior fiscal years, (4) shareholder cooperation agreement costs, (5) restructuring and employee severance, (6) amortization and other acquisition-related costs, (7) impairments and (gain)/loss on disposal of assets, net, (8) litigation (recoveries)/charges, net, (9) loss on early extinguishment of debt and (10) (gain)/loss on sale of equity interest in naviHealth, each net of tax.

Non-GAAP effective tax rate: provision for income taxes adjusted for the tax impacts of (1) LIFO charges/(credits), (2) surgical gown recall costs/(income), (3) state opioid assessment related to prior fiscal years, (4) shareholder cooperation agreement costs, (5) restructuring and employee severance, (6) amortization and other acquisition-related costs, (7) impairments and (gain)/loss on disposal of assets, net, (8) litigation (recoveries)/charges, net, (9) loss on early extinguishment of debt and (10) (gain)/loss on sale of equity interest in naviHealth divided by (earnings before income taxes adjusted for the ten items above).

Non-GAAP diluted earnings per share attributable to Cardinal Health, Inc.: non-GAAP net earnings attributable to Cardinal Health, Inc. divided by diluted weighted-average shares outstanding.

Non-GAAP adjusted free cash flow: net cash provided by operating activities less payments related to additions to property and equipment, excluding settlement payments and receipts related to matters included in litigation (recoveries)/charges, net, as defined above, or other significant and unusual or non-recurring cash payments or receipts. For example, the U.S. federal income tax refund of $966 million for the tax benefit from the net operating loss carryback related to a self-insurance pre-tax loss was excluded from the Company’s fiscal 2022 non-GAAP adjusted free cash flow.